FOR IMMEDIATE RELEASE:              CONTACT:
August 29, 2002                     Wendy Mitchell
                                    Director, External Affairs
                                    (310) 899-4700


                   CADIZ PROGRAM RECEIVES
            FINAL FEDERAL ENVIRONMENTAL APPROVAL
  U.S. Department of the Interior Issues Record of Decision

     Santa Monica, CA - Cadiz Inc., (Nasdaq: CLCI) announced today that the U.S. Department of the Interior has approved the Final Environmental Impact Statement for the Cadiz Groundwater Storage and Dry-Year Supply Program and issued its Record of Decision (ROD). This marks the final step in the federal environmental review process for the Cadiz Program, a public/private partnership between Cadiz and the Metropolitan Water District of Southern California (Metropolitan).

     "Issuance of the ROD culminates many years of diligent work and tireless cooperative effort by the federal agencies, Metropolitan, the County of San Bernardino, and Cadiz on this important water program for Southern
California's future," said Keith Brackpool, Cadiz Chairman and Chief Executive Officer. "Through this collaborative process, we are proud to have developed an environmental protection plan unrivaled within California's water industry."

     The ROD amends the California Desert Conservation Area plan to provide an exception to the utility corridor element and offers to Metropolitan a right-of-way grant necessary for the construction and operation of the Cadiz Program.

     The issuance of the ROD completes a comprehensive federal environmental review process by the Bureau of Land Management (BLM) in cooperation with the U.S. Geological Survey (USGS) and National Park Service (NPS) and affirms the environmental soundness and technical viability of the Cadiz Program. Metropolitan and Cadiz embarked upon a joint federal and state environmental review process under several contracts, starting in August 1998, which provided for a joint effort to expend funds to complete the environmental review process and apply for and obtain all of the federal permits for the Cadiz Program.

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     The environmental review process included the issuance
of a biological opinion from the U.S. Fish and Wildlife Service, which concluded that the Cadiz Program will not harm plants and wildlife, including the desert tortoise, and a conformity determination from the U.S. Environmental Protection Agency, which concluded that the Cadiz Program complies with the Clean Air Act and will have no adverse impact on air quality in the area.

     A cornerstone of the Cadiz Program is the Groundwater Monitoring and Management Plan (Management Plan) designed by water and air quality experts from the federal agencies (BLM, USGS, and NPS), County of San Bernardino, Metropolitan, and Cadiz. The Management Plan includes a comprehensive network of monitoring and data collection features, which will form a protective perimeter around the Cadiz Program area. These installations are designed to provide an "early warning" system to ensure that operation of the Cadiz Program will have no adverse impact on the regional aquifer system or any other natural resources in and surrounding the program area. The authors of the Management Plan unanimously agree that, with implementation of the Management Plan, adverse impacts to critical environmental resources will be avoided regardless of the amount of natural recharge to the program area.

     Governance procedures in the Management Plan ensure that BLM, advised by a Technical Review Panel including the USGS, NPS and the County of San Bernardino, will have the ultimate authority to ensure corrective measures are implemented to protect the desert's critical resources.

     All told, the Management Plan will be one of the most technologically advanced and comprehensive environmental protection plans ever developed for a water project in California.

     U.S. Senator Dianne Feinstein has expressed concerns that the Cadiz Program may adversely affect the future of the California desert and suggested a temporary cap on the amount of water that could be exported from the program. Cadiz appreciates and shares the Senator's interest in protecting the critical environmental resources of the desert. After careful consideration of the Senator's concerns, the Office of the Secretary of the Interior responded to Senator Feinstein that the Management Plan collaboratively developed by the federal agencies, Metropolitan, and the County of San Bernardino and based upon science, offers the best available mechanism to safeguard these resources and provides more legal and actual certainty for the protection of resources than an arbitrary limitation. Cadiz looks forward to working with Senator Feinstein to address any remaining concerns she may have about the Cadiz Program and its environmental safeguards.

     The Cadiz Program will assist Metropolitan in maximizing the efficient use of its Colorado River Aqueduct and in providing a reliable, high quality water supply for the 17 million Southern Californians it serves. The Cadiz
Program is cited as a key component

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in California's official plan to reduce its draw from the
Colorado River. In "wet" years, the Cadiz Program will store surplus Colorado River water, up to one million acre-feet at any one time, beneath the Company's landholdings in the eastern Mojave Desert. During "dry" years, the stored Colorado River water and indigenous groundwater will be extracted, in compliance with the Management Plan and returned to the aqueduct for use within Metropolitan's service area.

     The Cadiz Program still awaits certification under state law of the joint Final Environmental Impact
Report/Environmental Impact Statement by the Metropolitan
Board of Directors and approval of the final agreements between Metropolitan and Cadiz that will be based upon the definitive economic terms and responsibilities approved by Metropolitan's Board of Directors in April 2001.

     Founded in 1983, Cadiz Inc. is a publicly held water resource management and agricultural firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. Cadiz owns significant landholdings with substantial water resources throughout California. Further information on Cadiz can be obtained by visiting its corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the successful implementation of the Cadiz Program. Although Cadiz believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz' forward-looking statements include timing and terms of various approvals required to complete the Program, and other factors and considerations detailed in Cadiz' Securities and Exchange
Commission filings.

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